SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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|_|   Preliminary Proxy Statement
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|_|   Definitive Proxy Statement
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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         United Investors Realty Trust
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                (Name of Registrant as Specified In Its Charter)

                   The Committee to Restore Shareholder Value
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                   The Committee To Restore Shareholder Value
                             c/o Mackenzie Partners
                                156 Fifth Avenue
                            New York, New York 10010
                          1 (800) 322-2885 (Toll Free)
                            www.UIRTShareholders.com

                    VOTE THE ENCLOSED GREEN PROXY CARD TODAY.
      (Even if you've already voted but you wish to support our issues you may vote the Green Ballot that's enclosed and it will replace the ballot you've already submitted).

WE DON'T HAVE FAITH IN SCHARAR!

Until we started raising hell, the management and the board were lowering our dividends, increasing the management and administrative fees and selling properties to satisfy certain obligations. Robert Scharar, CEO of United Realty Trust (UIRT) needs to go. Take a moment and read on. We think you'll agree with us.

UIRT went public in 1998 at $10 per share. We haven't seen that price since.

UNDER SHARAR'S WATCH, SHAREHOLDERS HAVE LOST OVER THIRTY SEVEN MILLION DOLLARS ($37,000,000) IN MARKET VALUE.

IT'S TIME FOR SCHARAR TO GO!

Here are the quarterly per share dividends paid and approved by Scharar since the company went public:

                              1998          1999            2000            2001
                              --------------------------------------------------
1st Quarter                    n/a          .215            .215             .13
2nd Quarter                   .215          .215            .215             .13
3rd Quarter                   .215          .215            .215
4th Quarter                   .215          .215            .215

IT'S TIME FOR SCHARAR TO GO!

Here are the management and administrative fees paid and approved by Scharar:

                                               Management Fees
                                               ---------------
1998                                           $  794,043
1999                                           $1,207,189
2000                                           $1,160,477

                                               General & Administrative Expenses
                                               ---------------------------------
1998                                           $1,016,508
1999                                           $1,621,654
2000                                           $1,716,955

IT'S TIME FOR SCHARAR TO GO!

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Like a lot of shareholders we thought we were investing in a well-managed, high-yielding REIT that had fallen on hard times. We have a lot of dough tied up in this company. We own approximately 8.3% of the outstanding shares. IF WE DIDN'T DO SOMETHING SOON, WE RISKED OUR ENTIRE INVESTMENT BEING SIPHONED OUT FROM UNDERNEATH US. SILENCE WAS NOT GOLDEN!

At our own risk and with our own money we filed some lawsuits in the Fall of 2000. If you're interested in the details, read about them in our definitive proxy statement previously sent to your attention and which can also be found at our website www.UIRTShareholders.com. Also, you'll find more information on our website at www.uirtshareholders.com and in UIRT's Annual Report for the year 2000 filed on Form 10-K.

What did Scharar do in response to the hell we raised? He hired First Union Securities to sell the company in January 2001. WHY DIDN'T HE DO THAT BEFORE OUR LAWSUIT, BEFORE HE RAISED THE MANAGEMENT FEES AND ADMINISTRATIVE FEES AND BEFORE HE CUT OUR DIVIDEND?

Why are we doing this? Because we believe the management and the board have systematically dissipated our assets IN THE FORM OF HIGHER MANAGEMENT FEES, LOWER DIVIDENDS AND HIGHER ADMINISTRATIVE FEES. We hope we're not too late. We hope the properties have not been mismanaged to the point where they might be worth less than the cost of the properties minus the outstanding debt (about $7.50 per share). In our opinion, this was practically our only alternative to save our company and to save our investment. With the stock at approximately $5.40 per share and low volume, had we decided to sell as many shares as we have (almost 722,000 shares), the stock might have dropped considerably lower. THAT WOULD HAVE HURT YOU AND US.

IT'S TIME FOR SCHARAR TO GO!

Right now we're real nervous. We believe Scharar is going to conveniently announce a sale of the company just before the shareholder meeting on May 30, 2001. He can announce a sale but he likely can't close it before the May 30, 2001 shareholder meeting. We believe he's then going to beg you to keep him in office so he can close the sale.

However, if the deal mysteriously fails to close after the May 30, 2001 shareholder's meeting, we've got Scharar, his management team and his board for another year. See, nothing was happening with this company until WE STARTED RAISING HELL. If we don't vote for a change, we chance more of the same. Moreover, if a deal does make sense, our proposed slate of Trust Managers can close it with your approval.

IT'S TIME FOR SCHARAR TO GO!

You have an alternative. Our proposed slate of Trust Managers is totally independent. Read about their experience in the proxy statement. Make your own comparison. Our members are highly successful business people that will treat shareholders like the owners of the Company that they are. Cast your vote for our slate of proposed Trust Managers. Also, vote for the proposed amendment to the bylaws, which puts electing our proposed slate of Trust Managers on the same page as electing the incumbent Trust Managers. Read about it in detail below.

                          VOTE YOUR GREEN BALLOT TODAY.

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                   ELECT OUR TRUST MANAGERS WHO ARE COMMITTED
                         TO ENHANCING SHAREHOLDER VALUE

As significant shareholders, we believe that our interests are aligned with yours. We believe that the current Trust Managers have not effectively supervised the management of UIRT or done what they could to increase shareholder value. For this reason, we feel it is necessary to run an opposing slate of Trust Manager Nominees and to amend Section 3.3 of UIRT's by-laws.

We endorse for election our nominees for Trust Managers. We believe our nominees, whose goal is to maximize the value that all shareholders will realize from their investments, will use their significant real estate and business experience to maximize the performance of UIRT's real estate investments and other assets; implement a coherent business plan designed to return UIRT to profitability; and reduce UIRT's management fees and administrative expenses.

            VOTE TO AMEND THE BY-LAWS AND TO LEVEL THE PLAYING FIELD

Section 3.3 of the By-Laws sets forth the required vote of shareholders needed to elect Trust Managers. The provision sets forth what the Committee believes to be an onerous standard for the election of Trust Manager nominees who have never been elected, and a liberal relaxed standard, which can be as much as 50% lower, for the election of Trust Managers who have been previously elected. The Committee's proposed by-law amendment attempts to level the playing field and eliminate what the Committee believes to be an entrenching provision by setting the same threshold for the election of all Trust Manager nominees, and eliminating the existing provision which favors nominees that have been previously elected.

                     LET'S RESTORE VALUE TO ALL SHAREHOLDERS

IF YOU HAVE ALREADY VOTED MANAGEMENT'S WHITE PROXY CARD AND WISH TO CHANGE YOUR MIND, IT'S NOT TOO LATE. SIMPLY SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY CARD WILL BE VOTED AT THE MEETING.

If you have any questions or require additional information, please call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). Also, please visit our website at www.UIRTshareholders.com. Thank you for your support.

         YOUR VOTE IS IMPORTANT. DON'T DELAY - VOTE "FOR" BOTH PROPOSALS
                    ON THE ENCLOSED GREEN PROXY CARD TODAY!

                                Very truly yours,


                                THE COMMITTEE TO RESTORE SHAREHOLDER VALUE

May 17, 2001

                                VOTE YOUR GREEN BALLOT TODAY.

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          IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY
           THAT ORGANIZATIOAN CAN VOTE YOUR SHARES. PLEASE DIRECT THE
                PERSON RESPONSIBLE FOR YOUR ACCOUNT TO EXECUTE ON
        YOUR BEHALF A GREEN PROXY CARD WITH A VOTE FOR PROPOSALS 1 & 2.

WE URGE YOU NOT TO RETURN THE COMPANY'S WHITE PROXY CARD FOR ANY REASON, INCLUDING TO WITHOLD YOUR VOTE FOR THE COMPANY AND ITS SLATE.

            IF YOU HAVE ALREADY RETURNED A WHITE PROXY CARD, YOU HAVE
                EVERY LEGAL RIGHT TO CHANGE YOUR MIND AND VOTE A
                               GREEN PROXY CARD.

           IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE
                          CONTACT OUR PROXY SOLICITOR:

                         [LOGO] MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            toll-free (800) 322-2885

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